Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Shares, no par value, of Meridian Bioscience, Inc., an Ohio corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 4, 2022

Impactive Capital LP

By:	Impactive Capital LLC
its General Partner

By:	/s/ Lauren Taylor Wolfe
	Name:	Lauren Taylor Wolfe
	Title:	Managing Member

Impactive Capital LLC

By:	/s/ Lauren Taylor Wolfe
	Name:	Lauren Taylor Wolfe
	Title:	Managing Member

/s/ Lauren Taylor Wolfe
Lauren Taylor Wolfe

/s/ Christian Asmar
Christian Asmar